LETTER OF INTENT

This Letter of Intent (“Letter of Intent”) is made the 14th day of December, 2021 by and between Verde Bio Holdings, Inc. (together, with its subsidiaries, “Verde” or “Buyer”) Good Steward Biofuels, Inc. (“GSB”) and Wilson Real Estate & Assets, LLC (“Wilson,” and together with GSB, the “Sellers”) (Sellers and Buyer are referred to as the “Parties”). This Letter of Intent sets forth proposed terms for the acquisition by Verde of substantially all of the assets of Seller (the “Business”).

1.   Term and Exclusivity. This Letter of Intent constitutes an active effort by Buyer to acquire the Business.  Seller and its stockholders agree not to engage with any other party for the purpose of entering into a sale of Seller, the Business or its related assets until ninety (90) days after the execution of this Letter of Intent, unless otherwise extended by mutual agreement of the Parties.

2.   Confidentiality. The Parties to this Letter of Intent and their respective owners, employees and agents agree to keep strictly confidential this Letter of Intent and the identity of the Parties, its contents, all related discussions and negotiations regarding the subject matter of this Letter of Intent and all information provided by the Parties hereto regarding the subject matter of this Letter of Intent. This confidentiality agreement will continue past the term of this Letter of Intent for a period of up to three (3) years; provided, however, that each Party’s respective confidential information is and shall continue to be the exclusive property of said Party, whether or not it is disclosed or entrusted to the other Party, and that at the conclusion of the negotiations referred to herein or immediately at any time in Seller’s sole discretion, upon written request of Seller, Buyer must immediately return to Seller or destroy all confidential information which it may have obtained from Seller, including any and all copies of such information, and all summaries or notes of any kind, in any format.  This Letter of Intent shall further be subject to the terms of the Confidentiality Agreement entered into by the Parties prior to the execution of this Letter of Intent, the terms of which are hereby incorporated as if fully set forth herein.

3.   Access. While this Letter of Intent is in force, representatives of Buyer shall have reasonable access to documentation related to Seller and the Business.

4.   Description of Transaction. Without attempting in any way to limit the ability of the Parties to structure the transaction in the way most agreeable to them, the present outline of the contemplated transaction is as follows:

A.Purchase and Exchange of Shares of GSB.  Buyer desires to acquire all of the issued and outstanding shares of GSB from the shareholders of GSB in exchange for shares in Verde.  The purchase of the GSB shares shall be pursuant to a Share Purchase and Exchange Agreement.  As a result of the share purchase, GSB shall become a wholly owned subsidiary of Verde.

B.Purchase and Sale of Assets: Buyer desires to acquire and Wilson desires to sell substantially all of the real property and tangible and intangible assets of Wilson that are used in, or necessary for the conduct of the Business (the “Purchased Assets”), excluding the assets described in 4(D).

C.Purchased Assets: Unless otherwise specifically excluded herein, Wilson shall sell all of its assets used in connection with the operation of the Business.

D.Excluded Assets: Assets to be excluded from the sale of Seller’s assets shall include all of Seller’s (i) cash and cash equivalents, (ii) accounts receivable for products sold or services performed by Seller, in connection with the operation of the Business prior to Closing, (iii) certain items of tangible personal property and (iv) all contracts that have terminated or expired prior to Closing in the ordinary course of business consistent with past practices of Seller.

E.Files and Records: With respect to any and all customer/patient files, lists or other related records purchased by Buyer, Buyer shall exercise reasonable care in maintaining all such information in a safe and secure manner until the applicable statutes of limitation (including any extensions thereof) have expired and Seller shall have access to such information for taxes, regulatory proceedings, litigation and any other reasonable purposes.

F.Liabilities: Seller will be responsible for all liabilities of Seller, including, but not limited to, accounts payable, accrued expenses, unpaid wages, unpaid taxes related to Seller’s activities prior to Closing, retirement plan obligations, debt and/or leases (with the exception of real estate leases specifically assumed by Buyer).  Unless specifically assumed by Buyer in writing, Seller shall deliver the business free and clear of all liabilities and debt obligations, including, but not limited to, contingent liabilities.

G.The execution of the asset purchase agreement and related transaction documents (together, the “Definitive Agreements”) shall take place on or before December 15, 2021 (the “Signing Date”).  The “Closing” shall occur within thirty (30) days following the satisfaction of all conditions precedent contained in the Definitive Agreements.

5.   Consideration. As consideration for the purchase of the GSB Shares, Buyer will pay to the GSB shareholders approximately $4 million payable in cash and shares of Verde common stock, and for the purchase of the Purchased Assets, Buyer shall pay GSB approximately $3 million payable in Verde common stock.  The purchase shall be subject to the following:

A.Holdback Amount: One Million ($1,000,000) in Verde Shares shall be deposited at Closing with an escrow agent pursuant to a mutually agreeable escrow agreement in order to satisfy any purchase price adjustments or indemnification obligations of Seller (the “Holdback Amount”) for an escrow period of twelve (12) months.  The Holdback Amount shall also be used for the purpose of paying any adjustment amount related to the Purchased Assets.  The Parties agree to negotiate a mutually-acceptable limit for limitations on the indemnification obligations of Seller under the Definitive Agreements contemplated herein after completion of due diligence and disclosures relating to Seller’s representations and warranties.

6.     Additional Funding.  Following the closing, Buyer agrees to provide funding for the Business in an amount of up to $10 million.

7.       Employment Agreement: Buyer and Rob Barr shall enter into a mutually acceptable employment agreement. The compensation and terms of this employment agreement will include $1 million in Verde shares as well as the right to earn up to an additional $2 million in Verde shares under the Buyer’s equity incentive plan.  In addition, Barr shall be entitled to receive an annual base salary and bonuses.

8.   Fees.  All expenses and fees in connection with the transactions contemplated by this Letter of Intent shall be borne by the Party incurring such costs.

9.   Definitive Agreements. The terms and conditions pursuant to which the transactions set forth in Paragraphs 4, 5, 6 and 7 shall occur will be reflected in definitive agreements, which will be negotiated, prepared and, if successful agreement is reached, executed by the Parties hereto on the date of the Signing Date. These agreements will contain such representations, warranties, covenants, conditions, indemnities and other agreements with respect to existing and historical facts and circumstances as are usual and customary based on the type, size and location of the Business.

10. Conditions Precedent. Consummation of the transactions contemplated hereby will be subject to the following:

A.Satisfactory completion of a reasonable due diligence examination of documents related to Seller and the Business by Buyer in its sole discretion; including but not limited to the review of financial information, material contracts, software/technology platforms, operating data, social media statistics, and intellectual property rights; and

B.The absence of any material adverse change in the business or financial condition of Seller from the time of executing this Letter of Intent; and

C.  Approval of all agreements contemplated herein by at least the majority of the Board of Directors, Members and Shareholders of each of the Parties (if applicable); and

D.  Such other terms as the Parties may agree; and

E. The Seller will conduct business as usual between the Signing Date and the Closing Date.

10.  Binding Effect. Except for the provisions of Paragraphs 1, 2, and 3 hereof, which shall be binding, this Letter of Intent is NOT intended to be, and is agreed by each Party not to be, a binding agreement between the Parties, but merely an expression of their present good faith intent with regard to the transaction described herein based upon preliminary discussions and review. Accordingly, this Letter of Intent is subject to revision or new issues that may arise. The transactions contemplated hereby shall not become binding on any Party prior to the execution and delivery of the definitive agreements.

11.  Non-Competition and Non-Solicitation. In connection with the closing of the transactions contemplated by the Letter of Intent, the Parties and Lindsey Shipley will enter into a non-competition and non-solicitation agreement for a period of twelve (12) months beginning on the date Lindsey Shipley is no longer an employee of or providing services to Buyer (that will be part of the definitive agreements) that are typical of a transaction of this nature. The non-competition and non-solicitation agreements are specific to the Business being purchased.

12. Expiration. If the general terms outlined in this Proposal are not agreed to in writing by December 15, 2021, this Proposal will expire, unless otherwise extended pursuant to Paragraph 1 above.

13.  Entire Agreement.  This Letter of Intent constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the Parties relating thereto.

14.  Modification and Waiver. This Letter of Intent may not be amended, modified, or supplemented except by written agreement signed by the Party against which the enforcement of the amendment, modification, or supplement is sought.   No waiver of any of the provisions of this Letter of Intent shall be deemed, or shall constitute, waiver of any other provision.  No waiver shall be binding unless executed in writing by the Party making the waiver.

15.  Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered, or express mail, postage prepaid.   Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mail, as follows:

(i) If to the Buyer, to:	Verde Bio Holdings, Inc.
5750 Genesis Court, Suite 220B
Frisco, Texas 75034
Attn: Scott Cox

(ii) If to Seller, to:	Good Steward Biofuels, Inc.
Wilson Real Estate and Assets, LLC
[Address]
Attn: Rob Barr

Any Party may, by notice given in accordance with this paragraph to the other Party, designate another address or person for receipt of the notices hereunder.

16.  Governing Law. This Letter of Intent shall be governed by and construed in accordance with the laws of the State of Nevada.  In the event a dispute arises out of this Letter of Intent, the Parties hereto agree that venue shall be proper in Salt Lake County, Utah.

IN WITNESS WHEREOF, this Letter of Intent has been executed on the date first written above.

Verde Bio Holdings, Inc.	Good Steward Biofuels, Inc.

By: Scott Cox	By: Robert Barr
Its: CEO	Its: President and CEO

Wilson Real Estate & Assets, LLC

By: Robert Barr
Its: Manager

Robert Barr